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ILEX ONCOLOGY, INC.
1999 ANNUAL REPORT ON FORM 10-K
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                                                                    EXHIBIT 11.1



                      COMPUTATION OF NET LOSS PER SHARE
                    (In Thousands, Except Per Share Amounts)


                                                                                                   Years Ended December 31
                                                                                         ------------------------------------------
                                                                                            1999            1998            1997
                                                                                         ----------      ----------      ----------
COMPUTATION OF BASIC NET LOSS PER SHARE:
   Net loss                                                                              $  (46,055)     $  (21,228)     $   (8,682)
                                                                                         ==========      ==========      ==========
   Weighted average shares of common stock outstanding                                       15,144          12,450          12,118
                                                                                         ==========      ==========      ==========
   Basic net loss per share                                                              $    (3.04)     $    (1.71)     $     (.72)
                                                                                         ==========      ==========      ==========

COMPUTATION OF DILUTED NET LOSS PER SHARE:
   Net loss                                                                              $  (46,055)     $  (21,228)     $   (8,682)
   Preferred stock dividends not incurred upon assumed conversion of
     preferred stock                                                                             82              --              --
                                                                                         ----------      ----------      ----------
   Loss available to common stockholders assuming conversion of subsidiary's
     preferred stock                                                                     $  (45,973)     $  (21,228)     $   (8,682)
                                                                                         ==========      ==========      ==========

   Weighted average number of shares of common stock and common stock equivalents outstanding-
       Weighted average shares of common stock outstanding                                   15,144          12,450          12,118
       Weighted average number of common stock equivalents applicable
         to stock options, warrants and subsidiary's preferred stock                            563             411           1,204
                                                                                         ----------      ----------      ----------

   Common stock and common stock equivalents                                                 15,707          12,861          13,322
                                                                                         ==========      ==========      ==========

   Diluted net loss per common stock and common stock equivalents(a)                     $    (2.93)     $    (1.65)     $     (.65)
                                                                                         ==========      ==========      ==========



(a) This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.